Exhibit 99.1

AGTC Announces Financial Results for the Second Quarter Ended

December 31, 2014

GAINESVILLE, Fla., (February 11, 2015) – Applied Genetic Technologies Corporation (NASDAQ:  AGTC), a clinical stage biotechnology company developing adeno-associated virus (AAV)-based gene therapies for the treatment of rare eye diseases, today announced financial results for the second quarter ended December 31, 2014.

“We are rapidly advancing our lead programs – X-linked retinoschisis (XLRS) and achromatopsia (ACHM) – toward Phase I/II clinical trials and expect to see initial clinical results for both programs during the second half of 2015,” said Sue Washer, President and CEO.  “We are also advancing preclinical studies for our product candidate addressing X-linked retinitis pigmentosa (XLRP).  There is a significant unmet need for new treatments in these rare genetic eye diseases and we are dedicated to helping these patients achieve better vision.  In the longer term, we have begun target analysis in animal models to identify new treatments for age-related macular degeneration (AMD) and we will continue to seek opportunities to take advantage of the adaptability of our gene therapy platform to address a range of genetic diseases, both within and beyond our initial focus area of orphan ophthalmology.”

Select Financial Results for the Second Quarter Ended December 31, 2014

Total revenue for the three months ended December 31, 2014 increased by $137,000 to $652,000 compared to the same period in 2013.  The increase was primarily driven by higher grant revenue resulting from increased activity in grant-funded projects, partially offset by a reduction to zero of the company’s sponsored research revenue due to the fact that no milestones associated with the sponsored research arrangements were attained during the quarter.

Research and development expense for the three months ended December 31, 2014 increased by $1.2 million to $3.4 million compared to the same period in 2013.  The increase was primarily the result of increased activity relating to the company’s XLRS, ACHM, XLRP and other product candidates, including higher facilities and other costs associated with laboratory expansions.  In addition, employee-related costs increased during the more recent period primarily as a result of higher expenses associated with share-based compensation plans and the hiring of additional employees.

General and administrative expense for the three months ended December 31, 2014 increased by $726,000 to $1.9 million compared to the same period in 2013.  The increase was primarily the result of higher employee-related costs associated with the company’s share-based compensation plans and the hiring of additional employees.  In addition, legal, accounting and other administrative expenses have increased due to the additional costs associated with operating as a publicly-traded company.

The company reported a net loss of $4.65 million in the three months ended December 31, 2014 compared with $735,000 for the same period in 2013.  The lower net loss in 2013 includes favorable fair value adjustments associated with the company’s former Series B purchase rights and warrant liabilities which resulted in the recognition of $2.2 million of other income.  The purchase rights and warrants were extinguished in connection with the closing of the company’s initial public offering in April 2014.

At December 31, 2014, the company’s cash, cash equivalents and investments amounted to $96.8 million.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases in ophthalmology. AGTC's lead product candidates focus on X-linked retinoschisis, achromatopsia and X-linked retinitis pigmentosa, which are inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments. AGTC is also pursuing pre-clinical development of treatments for wet AMD using the company's experience in ophthalmology to expand into disease indications with larger markets.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

ACHM is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by ACHM, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

About Age-related Macular Degeneration (AMD)

AMD is a retinal disease that usually affects older adults and results in a loss of vision in the center of the visual field (the macula). It is a major cause of blindness and visual impairment in older adults and occurs in “dry” and neovascular, or “wet,” forms.

Forward Looking Statements

Certain statements in this press release may constitute "forward-looking statements." Such statements relate to a variety of matters, including but not limited to: the anticipated timing of clinical trials for the company's ACHM and XLRS product candidates and the company's expectations regarding its ability to execute its clinical and business strategies. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the company and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by law.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to the following: our ability to generate revenue from product sales is highly uncertain and we may never achieve or sustain profitability; we will need to raise additional funding in the future, which may not be available on acceptable terms, or at all; clinical drug development is expensive, time consuming and uncertain; no gene therapy products have been approved in the United States and we cannot predict when or if we will obtain regulatory approval to commercialize a product candidate; we rely on third parties to conduct and supervise our clinical trials and to conduct certain aspects of our product manufacturing and protocol development; increased regulatory scrutiny of gene therapy and genetic research could damage public perception of our product candidates or adversely affect our ability to conduct our business; we face substantial competition; and if we are unable to obtain and maintain adequate patent protection for our technology and products, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products could be impaired. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading "Item 1A—Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which was filed with the SEC on September 26, 2014.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(UNAUDITED)

In thousands, except per share data	December 31, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$44,229	$8,623
Investments	31,113	64,450
Grants receivable	971	487
Prepaid and other current assets	1,121	1,876
Total current assets	77,434	75,436
Investments	21,411	—
Property and equipment, net	518	402
Intangible assets, net	1,502	1,565
Other assets	7	4
Total assets	$100,872	$77,407
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$517	$949
Accrued and other liabilities	2,207	1,585
Total current liabilities	2,724	2,534
Total liabilities	2,724	2,534
Stockholders' equity:
Common stock, par value $.001 per share, 150,000 shares authorized; 16,441 and 14,082 shares issued and outstanding at December 31, 2014 and June 30, 2014, respectively	16	14
Additional paid-in capital	172,497	139,193
Accumulated deficit	(74,365)	(64,334)
Total stockholders' equity	98,148	74,873
Total liabilities and stockholders' equity	$100,872	$77,407

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended		For the six months ended
	December 31,		December 31,
In thousands, except per share amounts	2014	2013	2014	2013
Revenue:
Grant revenue	$652	$275	$1,257	$466
Sponsored research and other revenue	—	240	100	307
Total revenue	652	515	1,357	773
Operating expenses:
Research and development	3,438	2,230	7,871	3,673
General and administrative	1,916	1,190	3,597	1,971
Total operating expenses	5,354	3,420	11,468	5,644
Loss from operations	(4,702)	(2,905)	(10,111)	(4,871)
Other income (expense):
Investment income	52	8	80	15
Fair value adjustments to warrant liabilities	—	35	—	(105)
Fair value adjustments to Series B purchase rights	—	2,127	—	(2,838)
Total other income (expense), net	52	2,170	80	(2,928)
Net loss	$(4,650)	$(735)	$(10,031)	$(7,799)
Net loss per share, basic and diluted	$(0.28)	$(6.74)	$(0.63)	$(71.55)
Weighted average shares outstanding, basic and diluted	16,422	109	16,027	109

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com